Exhibit 99.1

USG CORPORATION INVESTMENT PLAN
_______________

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2014 AND 2013
AND FOR THE YEAR ENDED DECEMBER 31, 2014
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2014 and 2013
_______________

TABLE OF CONTENTS

Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-16
SUPPLEMENTAL SCHEDULE:
I. Schedule of Assets (Held at End of Year)	17

Report of Independent Registered Public Accounting Firm

USG Corporation Investment Plan

We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2014 and 2013, and the changes in net assets for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

Elgin, Illinois
June 26, 2015

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
As of December 31, 2014 and 2013

	2014	2013
ASSETS
Participant-directed investments, at fair value	$741,794,715	$708,969,193
Receivables:
Interest and dividends receivable	159,701	49,981
Corporation contributions receivable	50,385	—
Employee contributions receivable	270,323	—
Notes receivable from participants	28,120,537	29,972,593

Total receivables	28,600,946	30,022,574

Total assets	770,395,661	738,991,767

LIABILITIES
Accrued administrative fees	240,722	164,727

Securities purchased but not yet paid	—	678,298

Total liabilities	240,722	843,025

Net assets available for benefits reflecting investments at fair value	770,154,939	738,148,742

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(452,334)	11,213

Net assets available for benefits	$769,702,605	$738,159,955

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2014

2014

Net assets available for benefits, beginning of year	$738,159,955
Add (deduct)

Contributions
Corporation contributions	5,517,611
Employee contributions	36,074,842
41,592,453

Income from investments:
Dividend income	7,620,179
Interest income from investments	2,522,162
Net appreciation of investments	39,271,982
49,414,323

Interest income from notes receivable from participants	1,263,870

Total additions	92,270,646

Benefit payments and participant withdrawals	(59,704,085)
Administrative expenses	(1,023,911)

Total deductions	(60,727,996)

Net increase in net assets during the year	31,542,650

Net assets available for benefits, end of year	$769,702,605

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 1    DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Contributions

The Plan provides, among other things, that participants may contribute up to 75% of their eligible pay to the Plan through payroll deductions on a before-tax basis and as of September 25, 2014 on an after-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's contributions, the Corporation's contributions, and investment earnings.

The Corporation makes a regular 25% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period.

The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement or death.

Investment Options

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan or hardship withdrawal by contacting the third party administrator through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 1    DESCRIPTION OF THE PLAN (continued)

Investment Options (continued)

If the trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants' accounts.

Forfeitures

Corporation contribution amounts forfeited by terminated employees are applied as a credit against future Corporation contributions or used to pay administrative expenses and other fees of the Plan. Unallocated forfeiture balances as of December 31, 2014 and 2013 were approximately $422,000 and $742,000, respectively. During 2014, approximately $424,000 was used to fund Corporation contributions and approximately $322,000 was used to pay various administrative expenses and other fees of the Plan.

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their date of hire unless the employee elects not to join the Plan.

Plan Administration

The Plan funds were administered under the terms of a trust agreement with Fidelity Management Trust Company and The Northern Trust Company. The trust agreement provides, among other things, that the trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Aon Hewitt was and Fidelity is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end based on quoted market prices. The common stock is valued at its quoted market price. The stable value common collective trust fund investment as of December 31, 2014 is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund as of December 31, 2014 is based on the Plan’s proportionate ownership interest in the fair value of the underlying net assets at the measurement date by the issuer of the fund. The common collective trust fund primarily holds fixed-income securities and wrapper contracts. The fair value of a wrapper contract provided by the contract issuer is based on the replacement cost methodology which is the present value of the difference between the replacement wrapper fee and the contracted wrapper fee. The remaining common

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Valuation and Income Recognition (continued)

collective trust funds are valued at net asset value per share (or its equivalent) of the funds, which are based on the fair value of the funds' underlying net assets. The underlying investments of the synthetic guaranteed investment contracts (Synthetic GICs) include units of common collective trusts.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2014 or 2013. Notes receivable from participants are written off when deemed uncollectible.

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

Through September 30, 2014, the stable value fund held investments in Synthetic GICs and cash and short term investments. The Synthetic GICs operated similarly to an insurance company separate account investment contract, except that the assets were placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. The synthetic GICs were a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common collective trusts holding similar investments. The Plan purchased a wrapper contract from financial services institutions. In addition to holding certain assets, the Synthetic GICs included features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature was also known as “benefit responsiveness.” The Synthetic GICs had been issued by banks, insurance

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

companies, and other financial institutions. The Synthetic GICs provided prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying trust assets. The crediting interest rates were reset quarterly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may have limited the ability of the Plan to transact at contract value with the financial institution issuer. Such events included the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin‑offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. As of September 30, 2014, the Plan exited the Synthetic GICs at a valuation consistent with the contract value.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurred and was not resolved, the non‑defaulting party may have terminated the contract. The following may have caused the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may have been in default if it breached a material obligation under the investment contract; made a material misrepresentation; had a decline in its long-term credit rating below a threshold set forth in the contract; or was acquired or reorganized and the successor issuer did not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may have occurred if the market value of the Plan’s assets, which were covered by the contract, was below the contract value. The Plan may have sought to add additional issuers over time to diversify the Plan’s exposure to such risk, but there was no assurance the Plan may have been able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement would have rendered the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provided for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments would be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract were terminated due to issuer default (other than a default occurring because of a decline in its rating), the issuer would generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminated due to a decline in the ratings of the issuer, the

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

issuer may have been required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminated when the market value equals zero, the issuer would have paid the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may have occurred by either party upon election and notice.

Changes in fixed income market conditions and interest rates may have affected the yield to maturity and the market value of the underlying investments. Such changes could have had a material impact on the Synthetic GIC’s future interest crediting rates. In addition, participant withdrawals from and transfers out of the stable value fund made according to plan provisions were paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have had an effect on future interest crediting rates. The difference between the Synthetic GIC’s contract value and the related market value of underlying Synthetic GIC investments was represented on the Plan’s Statements of Net Assets Available for Benefits as the “adjustments from fair value to contract value for fully benefit‑responsive investment contracts.”

All of the Plan’s Synthetic GICs were considered to be fully benefit‑responsive and were therefore recorded at contract value in accordance with the accounting standards. The average yield for the Plan’s Synthetic GICs was approximately (.31)% and the crediting interest rate was approximately 1.81% as of December 31, 2013. There are no reserves against the contract value for credit risk of the contract issuer or otherwise.

NOTE 4    FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets; Level 2, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2014:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$11,103,275	$11,103,275	$—	$—
Mutual Funds
Money Market	437,424	437,424	—	—
Large Cap Equity	33,920,453	33,920,453	—	—
Large Growth	24,725,438	24,725,438	—	—
Small Cap Equity	21,650,061	21,650,061	—	—
Large Cap Value	38,887,995	38,887,995	—	—
International Equity	12,356,898	12,356,898	—	—
Bond	15,369,825	15,369,825	—	—
Total Mutual Funds	147,348,094	147,348,094	—	—

Common Collective Trusts
Retirement-year Based Investments(a)	552,193,406	—	552,193,406	—
Stable Value(b)	31,149,940	—	31,149,940	—
Total Common Collective Trust	583,343,346	—	583,343,346	—

Total Investments	$741,794,715	$158,451,369	$583,343,346	$—

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2013:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$10,966,136	$10,966,136	$—	$—
Mutual Funds
Large Cap Equity	80,227,290	80,227,290	—	—
Large Growth	79,670,367	79,670,367	—	—
Small Cap Equity	73,331,380	73,331,380	—	—
Large Cap Value	70,281,171	70,281,171	—	—
Balanced	86,438,365	86,438,365	—	—
International Equity	31,197,665	31,197,665	—	—
Bond	34,810,918	34,810,918	—	—
Retirement-year Based Investments	39,203,650	39,203,650	—	—
Total Mutual Funds	495,160,806	495,160,806	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common Collective Trusts
Stable Value(c)	181,556,731	—	181,556,731	—
Short-term investment(d)	255,975	—	255,975	—
Total GIC	181,812,706	—	181,812,706	—

Common Collective Trust - Short-Term Investments(d)	21,029,545	—	21,029,545	—

Total Investments	$708,969,193	$506,126,942	$202,842,251	$—

(a) This class represents investments in actively managed common collective trust funds with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, interest rate swaps, options and futures. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(b) This class represents investments in actively managed common collective trust fund with investments that invests primarily in investment contracts, a variety of fixed income investments which may include corporate bonds, both U.S. and non-U.S. municipal securities, and wrapper contracts. The fund has a limitation which delays redemption or withdrawal requests of this investment for either a 12 or 30 month period by the Plan in its entirety. The delay period may be shortened or waived by the trustee in its sole discretion. There is no such limitation on a participant-level basis. There were no significant unfunded commitments.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

(c) This class includes a common collective trust fund with the objective to protect the principal balance of participant accounts and to generate stable, positive book value returns that exceed those of alternative principal protection vehicles, such as money market funds, during normal market conditions. The common collective trust invests in underlying assets and includes cash, bank notes, U.S. government agency securities, corporate bonds, and various short term debt instruments. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(d) This class invests primarily in fixed income securities, including, but not limited to, bonds, notes or other investments, such as government securities; commercial paper, certificates of deposits, master notes or variable amount notes, with the objective of providing high current income consistent with the preservation of capital and the maintenance of liquidity. Short term investments are valued at $1.00/unit, which approximates fair value. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no transfers between levels of the fair value hierarchy during 2014.

The Plan also holds other assets and liabilities not measured at fair value on a recurring basis, including accrued income, other receivables and accrued liabilities and payables. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to the short maturity of the instruments. Under the fair value hierarchy, these financial instruments are valued primarily using level 2 inputs.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 5    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated May 10, 2014, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that is more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset). The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2011.

NOTE 6    DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

NOTE 7    INVESTMENTS

During 2014, the Plan's investments (including gains and losses on investments bought and sold, as well as assets held during the year) appreciated as follows:

2014

Company common stock	$(141,031)
Common collective trusts	16,487,916
Mutual funds	22,925,097
Total appreciation	$39,271,982

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 7    INVESTMENTS (continued)

Investments held at December 31, 2014 and 2013 that exceed 5% of end of year net assets are as follows:

	2014	2013
Mutual Fund – At Fair Value
Vanguard Institutional Index Fund	$—	$80,227,290
Fidelity Puritan Fund	—	86,438,365
American Funds Growth Fund of America	—	79,670,367
Vanguard Small Cap Growth Index Fund	—	73,331,380
Dodge & Cox Stock Fund	38,887,995	70,281,171

Common Collective Trusts – At Fair Value
Vanguard Target Retirement 2015 Fund	39,966,193	—
Vanguard Target Retirement 2020 Fund	118,539,583	—
Vanguard Target Retirement 2025 Fund	144,505,917	—
Vanguard Target Retirement 2030 Fund	96,055,482	—
Vanguard Target Retirement 2035 Fund	61,185,027	—
Vanguard Target Retirement 2040 Fund	39,928,792	—

Synthetic Guaranteed Investment Contracts - At Contract Value
JP Morgan Chase Bank-Intermediate Bond Fund	—	181,567,944

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 8    NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan's provisions, the maximum notes receivable allowable is one half of a participant's eligible vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan generally restricts the participant to no more than one note receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 15 years.

NOTE 9    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Net assets of the Plan reflecting investments at fair value will be recorded on the 2014 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500:

	2014	2013

Net assets available for benefits per the financial statements	$769,702,605	$738,159,955

Less: Benefits processed but not yet paid	(6,365)	(360,164)
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts	452,334	(11,213)

Net assets available for benefits per the Form 5500	$770,148,574	$737,788,578

		2014

Total increase in net assets per the financial statements		$31,542,650

Less: Benefits processed but not yet paid at end of year		(6,365)
Add: Benefits processed but not yet paid at beginning of year		360,164
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts at end of year		452,334
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts at beginning of year		11,213

Total increase in net assets per the Form 5500		$32,359,996

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2014 and 2013

NOTE 10     RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE 11     RELATED PARTY TRANSACTIONS

The Plan invests in the common stock of the Corporation. The Plan also invests in the Fidelity Retirement Money Market Short-Term Investment Fund and previously invested in The Northern Trust Collective Short Term Investment Fund, which are managed by Fidelity Management Trust Company and The Northern Trust Company, respectively. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transaction rules under ERISA.

SUPPLEMENTAL SCHEDULE

SCHEDULE I

USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-3329400, Plan # 002
December 31, 2014
_______________

	Principal Amount/Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation*	396,651		$11,103,275

Mutual Funds
Fidelity Retirement Money Market Short-Term Investment Fund*	437,424		437,424
Dodge & Cox Stock Fund	214,922		38,887,995
Vanguard Institutional Index Fund	179,787		33,920,453
American Funds Growth Fund of America	579,321		24,725,438
Vanguard Small Cap Growth Index Fund	610,721		21,650,061
PIMCO Total Return Fund	967,473		10,313,263
Templeton Foreign Fund	346,259		6,942,500
Vanguard Total International Stock Fund	52,072		5,414,398
Vanguard Total Bond Market Fund	465,185		5,056,562
Total Mutual Funds			147,348,094

Common Collective Trusts
Vanguard Retirement Income Fund	262,636		11,789,712
Vanguard Target Retirement 2010 Fund	175,072		7,556,128
Vanguard Target Retirement 2015 Fund	919,397		39,966,193
Vanguard Target Retirement 2020 Fund	2,715,683		118,539,583
Vanguard Target Retirement 2025 Fund	3,355,141		144,505,917
Vanguard Target Retirement 2030 Fund	2,246,912		96,055,482
Vanguard Target Retirement 2035 Fund	1,432,901		61,185,027
Vanguard Target Retirement 2040 Fund	913,284		39,928,792
Vanguard Target Retirement 2045 Fund	478,668		20,865,152
Vanguard Target Retirement 2050 Fund	167,983		7,367,752
Vanguard Target Retirement 2055 Fund	54,671		2,926,550
Vanguard Target Retirement 2060 Fund	55,653		1,507,118
T. Rowe Price Stable Value Fund	30,697,605		31,149,940
Total Common Collective Trusts			583,343,346

Notes Receivable from Participants*
(Interest rates ranging from 2.62% to 10.97%)			28,120,537

Total			$769,915,252

*Parties in interest
**Participant directed. Cost information is not required.